MERGER AGREEMENT {PRIVATE}

         THIS AGREEMENT AND PLAN OF MERGER, made and entered into this 7th day of September 2000, to be effective as of Closing, as subsequently defined, by and between Blackjack Financial, Inc., a Wyoming corporation (the "PUBLIC CORPORATION" or, alternatively, "BFI") , INID Corp., (the "ACQUIRING CORPORATION"), an Arizona corporation, which is a wholly-owned subsidiary of the Public Corporation and INeeditDone.com, Inc., ("INID" or, alternatively, the "TARGET"), an Arizona corporation,

                                   WITNESSETH:

         WHEREAS, Public Corporation intends to acquire Target and its business through a reverse triangular Merger between Acquiring Corporation and Target;

         WHEREAS, Acquiring Corporation is currently a wholly-owned subsidiary of Public Corporation with no assets, liabilities or business of its own; and

         WHEREAS, the boards of Public Corporation, Acquiring Corporation and Target (deeming it advisable for the benefit of each corporation and their respective stockholders that Acquiring Corporation be merged with and into Target (the "MERGER") and that Public Corporation thereby acquire the businesses and prospects of Target) have approved this Agreement and the Merger, and Acquiring Corporation and Target shall forthwith submit the Merger for approval by their stockholders;

         NOW, THEREFORE, in consideration of the above and foregoing premises and the mutual covenants and conditions set forth herein, and such other and further consideration, the receipt and sufficiency of which are hereby acknowledged, THE PARTIES HEREBY ADOPT THE MERGER AS A TAX-FREE REORGANIZATION UNDER SECTION 368(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND AGREE AS FOLLOWS:


                                    ARTICLE I

                                     MERGER

1.01. SURVIVING CORPORATION. Acquiring Corporation shall be merged with and into Target, which is herein sometimes referred as to "SURVIVING CORPORATION". The Merger shall become effective on the filing date of the Articles of Merger with the Secretary of State in the jurisdiction(s) of organization for these two corporations.

         (a) ARTICLES OF LNCORPORATION. The articles of incorporation of Target, as heretofore amended and as in effect immediately prior to the execution and delivery of this Agreement, shall be the articles of Surviving Corporation and shall thereafter continue to be its articles until duly amended or repealed.

         (b) BYLAWS. The bylaws of Target, as heretofore amended and as in effect immediately prior to the execution and delivery of this Agreement, shall be the bylaws of Surviving Corporation and shall thereafter continue to be its bylaws until duly amended or repealed.

         (c) DIRECTORS. The directors of Target, presently and after fulfillment of the conditions precedent to effectiveness of this Agreement, shall be David Perin - Chairman, Dave Whittaker, Art Cleaver and Scott Stedman, and they shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles and bylaws governing Target, or as otherwise provided by law. All directors of Public Corporation and Acquiring Corporation shall resign at Closing, and the aforementioned individuals shall be appointed to serve in their stead. Nothing contained in this paragraph shall be construed to create any employment or other contractual rights in the aforesaid directors.

         (d) EXECUTIVE OFFICERS. The executive officers of Target, presently and upon fulfillment of the conditions precedent to effectiveness of this Agreement, shall be Dave Perin - President & CEO, Scott Stedman - COO, Dave Whittaker - V.P. Technology, and Arthur Cleaver - Secretary & Treasurer. They shall hold office after the execution and delivery hereof for the term to which they are elected or appointed, subject to the provisions set forth in the bylaws governing Target. All officers of Public Corporation and Acquiring Corporation shall resign at closing, and the aforementioned individuals shall be appointed to serve as aforesaid. Nothing contained in this paragraph shall be construed to create any employment or other contractual rights in the aforesaid officers.

1.02. TERMS OF THE MERGER. Upon the execution and delivery of this Agreement and the effectiveness of the Merger, each share of stock then issued and outstanding by Acquiring Corporation and Target shall, by virtue of the Merger and without any action on the part of the holder(s) thereof, no longer be outstanding and shall be canceled and retired and cease to exist, other than one share of Target, which shall be owned by Public Corporation, and all other Target shares shall be converted into the right to receive, upon surrender of the certificate representing such shares, the consideration set forth under paragraph 1.03 hereof

1.03. PAYMENT FOR SHARES. In consideration for the Merger, Public Corporation shall issue, upon fulfillment of the conditions precedent hereto, shares of its "restricted" common stock on the basis of 1 Public Corporation shares for each Target common share outstanding on the effective date of the Merger.

1.04. CERTAIN EFFECTS OF THE MERGER. Upon effectiveness of this Agreement, the separate existence of Acquiring Corporation shall cease, and Acquiring Corporation shall be merged with and into Target, which, as Surviving Corporation, shall possess all of the assets, properties, rights, privileges, powers and franchises of a public or of a private nature, and be subject to all liabilities, restrictions, disabilities and duties of Acquiring Corporation and be a wholly-owned subsidiary of Public Corporation. If at any time Surviving Corporation shall consider or be advised that any further assignment or assurances in law or any other thing is necessary or desirable to vest in Surviving Corporation, according to the terms hereof, the title to any property or rights of Acquiring Corporation, the last acting officers and directors of Acquiring Corporation (or the corresponding officers and directors of Surviving Corporation) shall execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in Surviving Corporation, and otherwise to carry out the purpose and intent of this Agreement.

1.05. FILING OF CERTIFICATE OF MERGER. As soon as practicable after the effectiveness of this Agreement, Acquiring Corporation shall deliver for filing duly executed Articles of Merger, and shall take such other and further action in connection therewith as may be required by applicable law to make the merger effective as soon as practicable thereafter.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

                                     TARGET

         Target and a majority of its shareholders, jointly and severally, represent and warrant to Acquiring and Public Corporations, without reservation, as of the date hereof and Closing as follows:

2.01. CORPORATE ORGANIZATION. Target is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties and assets; is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing A schedule to be initialed and delivered by Target to Public Corporation at Closing (the "TARGET DISCLOSURE SCHEDULE") lists in Paragraph 2.01 thereof all jurisdictions in which Target is qualified or licensed to do business, and has true, correct and complete copies of the articles and bylaws of Target as presently in effect attached, as well as a Certificate of Good Standing from its jurisdiction of incorporation and all jurisdictions where Target is qualified to do business.

2.02. CAPITALIZATION. The authorized capital stock of Target consists of 100,000,000 shares of common stock, $0.001 par value per share, and no shares of preferred stock. There are 645,000 shares of such common issued and outstanding. All of the issued and outstanding shares of Target have been duly authorized, validly issued and fully paid for and are nonassessable with no personal liability attaching thereto. There are no shares of capital stock or other securities of Target outstanding, except as set forth above in this paragraph; there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any capital stock of Target and there are no contracts, commitments, understandings, arrangements or restrictions by which Target was bound to issue any additional shares of its capital stock.

2.03. SUBSIDIARIES AND AFFILIATES. Not applicable.

2.04. AUTHORIZATION. Target has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The board of Target has taken all action required by law, its articles, bylaws and otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered and no other corporate action is necessary; other than shareholder approval. This Agreement is a valid and binding obligation of Target, enforceable in accordance with its terms, except to the extent that: (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of the parties, and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies (such as specific performance, injunctive relief, waiver or other equitable remedies) is subject to the discretion of court.

2.05. NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provision of the articles or bylaws of Target, (b) violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which Target is a party, (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance or charge of any kind upon any property or assets of Target under any debt, obligation, contract, agreement or commitment to which Target is a party or by which Target is bound, or (d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

2.06. CONSENTS AND APPROVALS OF GOVERNMENT AUTHORIZATIONS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Target and the consummation of the transactions contemplated hereby.

2.07. LITIGATION. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or threatened against or involving Target, or which questions or challenges the validity of this Agreement, or any action to be taken by Target pursuant to this Agreement or in connection with the transactions contemplated hereby, and Target does not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation. Target is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

2.08. FINANCIAL STATEMENTS. Target has delivered Public Corporation under paragraph 2.08 of the Target Disclosure Schedule a consolidated balance sheet of Target as at August 31st, 2000 (the "TARGET BALANCE SHEET") and consolidated statements of income, changes in stockholders' equity and changes in financial position for the years then ended, all examined and accompanied by the unqualified reports of Robison, Hill & Co., CPA's, independent certified public accountants. All of such financial statements are in accordance with the books and records of Target. The above consolidated balance sheets and the notes thereto are complete and fairly present the consolidated assets, liabilities and financial condition of Target and its Subsidiaries as of the respective dates thereof, and the consolidated statements of income, changes in stockholders' equity and changes in financial position and the notes thereto are complete and fairly present the results of the operations for the periods therein referred to, all in accordance with generally accepted accounting principles consistently followed throughout the periods involved.

2.09. NO UNDISCLOSED LIABILITIES OR OBLIGATIONS. Target has no obligations or liabilities of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due, herein "liabilities") except (i) liabilities which are fully reflected or reserved against the Target Balance Sheet, which reserves are appropriate and reasonable, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Target Balance Sheet; and (iii) as otherwise set forth in paragraph 2.09 of the Target Disclosure Schedule.

2.10. ABSENCE OF CERTAIN CHANGES. Since the date of the Balance Sheet, the Target has not:

         (a) Suffered any material or adverse change in its financial condition, working capital, assets, liabilities, reserves, business, operations or prospects;

         (b) Suffered any loss, damage, destruction or other casualty materially and adversely affecting any of the properties, assets or businesses of Target (whether or not covered by insurance);

         (c) Borrow or agreed to borrow any funds or incurred, or assumed or became subject to, whether directly or by way of guarantee of otherwise, any obligation or liability except obligations and liabilities incurred in the ordinary course of business and consistent with past practice;

         (d) Paid, discharged or satisfied any claims, liabilities or obligations other than payments, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Target Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Target Balance Sheet;

         (e) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except those of a kind permitted under Section 2.09 hereof;

         (f) Written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for writedowns and write-offs in the ordinary course of business and consistent with past practice, none of which is material;

         (g) Canceled any debts or waived any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice, none of which is material;

         (h) Licensed or disposed of or permitted to lapse any rights to the use of any patent, trademark trade name, technology, process, or other intangible asset, copyright, or disposed of or disclosed to any person any trade secret, formula, technology, process or know-how.

         (i) Granted or promised any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, except fir normal periodic increases made pursuant to Target's established compensation policies applied on a basis consistent with that of the prior two years;

         (j) Made any capital expenditure or commitment in excess of $ 50,000.00 individually or in excess of $75,000.00 in the aggregate for additions to property, plant or equipment;

         (k) Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or, directly or indirectly, redeemed, purchased or otherwise acquired any shares of its capital stock or other securities or agreed to take such action;

         (l) Made any change in any method of accounting or accounting practice;

         (m) Paid, loaned or advanced any amounts to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with any of its officers or directors or any affiliate or associate of any of its officers or directors, except for directors' fees, compensation to officers at rates not exceeding the rates of compensation paid during the fiscal quarter ended June 30, 2000;

         (n) Entered into any other transaction, contract or commitment other than in the ordinary course of business;

         (o) Been subject to any other event or condition of any character that has or might reasonably have a material and adverse effect upon the financial condition, business, assets or properties of Target; or

         (p) Failed to keep in good standing and in full force and effect all insurance policies and coverages in such commercially reasonable amounts as are necessary in order to properly operate the business of Target as presently operated;

         (q) Failed to keep the business records of Target in good order;

         (r) Agreed, whether in writing or otherwise, to take any action described in this paragraph.

2.11. TITLE TO PROPERTIES; ENCUMBRANCES. Target has good and marketable title to, or a valid leasehold interest in, all properties, assets, and leasehold estates (real, personal and mixed, tangible or intangible), including, without limitation, all of the properties and assets reflected in the Target Balance Sheet, and all the properties and assets purchased or otherwise acquired by Target since the date of the Target Balance Sheet. All such properties and assets have a fitter market or realizable value at least equal to the value thereof as reflected therein, and none of such properties or assets is subject to any mortgage, pledge, lien, security interest encumbrance, restriction or charge of any kind except the following: (a) hens shown on the Target Balance Sheet securing specified liabilities or obligations with respect to which no default exists; (b) minor imperfections of title, if any, none of which (individually or in the aggregate) is substantial in amount, materially detracts from the value or impairs the existing use of the property subject thereto, or impairs the operations of the Targets; (c) liens for current taxes not yet due and payable; and (d) as disclosed in paragraph 2.09 of the Target Disclosure Schedule.

2.12. PLANTS AND EQUIPMENT. Paragraph 2.12 of the Target Disclosure Schedule sets forth the plants, structures and equipment of Target, all of which are structurally sound with no material defects and are in good operating condition and repair and are adequate for the uses to which they are being put, and none of such plants, structures or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs.

2.13. LEASES. Paragraph 2.13 of the Target Disclosure Schedule contains: (a) an accurate and complete list of all leases pursuant to which Target leases real property, including for each lease a brief description of Target's financial obligations under such lease, its expiration date and any renewal terms, and (b) a complete list and description by generic category of all leases pursuant to which Target leases personal property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect. Except as set forth in Paragraph 2.13 of the Target Disclosure Schedule, there are no existing defaults by Target or any other party thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement.

2.14. PATENTS, TRADEMARKS AND TRADENAMES. Target owns, or is licensed or otherwise has the full right to use all patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as heretofore conducted. Target has the sole and exclusive right to use the licenses, patents, trademarks, trade names, copyrights, technology, know-how and processes referred to in the Target Disclosure Schedule, and the consummation of the transactions contemplated hereby will not alter or impair any such rights; no claims have been asserted by any person to the use of any such licenses, patents, trademarks, trade names, copyrights, technology, know-how or processes or challenging or questioning the validity or effectiveness of any such license or agreement, and there is no valid basis for any such claim; and the use of such licenses, parents, trademarks, trade names, copyrights, technology, know-how or processes by Target does not infringe on the rights of any person.

2.15. TAX RETURNS. Target has duly filed all federal, state, local and foreign tax reports and returns required to he filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state, local and foreign taxing authorities including, but not limited to, taxes in connection with property or the use thereof, income, franchise, licenses, duties, excess, intangible, assets, sales and payroll; further, the reserves for taxes reflected in the Target Balance Sheet, if any, are adequate, and there are no tax liens upon any property or assets of Target. No state of facts exists which would constitute grounds for the assessment of any tax liability by state, local or foreign tax authorities.

All deficiencies and assessments resulting from such examinations have been paid or finally settled. All deficiencies and assessments, if any, resulting from any examination of state, local and foreign tax returns and reports of Target and each Subsidiary, if any, have been paid. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local, or foreign tax return or report for any period. There are no pending or threatened administrative, legal or equitable proceedings, or notices thereof, involving, but not limited to, tax audits or claims assessed for taxes or assessments of Targets.

2.16. INSURANCE. Paragraph 2.16 of Disclosure Schedule contains an accurate and complete description of all material policies of fire, liability, worker's compensation and other forms of insurance owned or held by Target. All such policies are in full force and effect; are sufficient for compliance with all requirements of law and of all agreements to which Target is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of Target; will remain in full force and effect through the respective dates set forth in the Target Disclosure Schedule; and will not in any way be affected by, or terminate or lapse by reason of; the transactions contemplated by this Agreement.

2.17. BENEFIT PLAN. Neither Target Corporation nor any Subsidiary maintains or contributes to, or has maintained or contributed to any "employee pension benefit plan", as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither Target nor any Subsidiary maintains a welfare, pension or other employee benefit plan outside the United States. Except as set forth in Paragraph 2.17 of the Target Disclosure Schedule, neither Target nor any Subsidiary maintains or contributes to any "employee welfare benefit plan" ("Target Corporation Welfare Plans"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and each such Target Corporation Welfare Plan is in material compliance with the provisions of ERISA. Except as set forth in the Target Disclosure Schedule, neither Target nor any Subsidiary maintains any bonus, incentive compensation, deferred compensation, stock option or stock purchase or other fringe benefit plan, whether formal or informal.

2.18. CONTRACTS AND COMMITMENTS; NO DEFAULT.

         (a) Except as set forth in Paragraph 2.18 of the Target Disclosure
         Schedule:

                  (i) Target has no employment agreement with any officer, employee or agent, nor any agreement that contains any severance or termination pay liabilities or obligations;

                  (ii) Target has no employee to whom it is paying aggregate direct remuneration at the annual rate of more than $200,000.00 for services rendered or commissions at a rate which (based on sales by such employee during the last fiscal year,) would exceed $300,000.00

                  (iii)Target has no collective bargaining or union contract agreements;

                  (iv) Target is not restricted by agreement from carrying on its business or any part thereof anywhere in the world or from competing in any line of business with any person;

                  (v) Target has no debt obligation for borrowed money, including guarantees of or agreements to acquire any such debt obligation of others other than that disclosed;

                  (vi) Target has no outstanding loan or monetary obligation to any person or entity other than that disclosed;

                  (vii)Target has no obligation or liability as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person;

                  (viii) Target is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person;

                  (ix) Target is not a party to any agreement, contract, commitment or loan to which any of its officers or directors or any affiliate of Target or its officers and directors is a party other than that disclosed;

                  (x) There are no outstanding sales or purchase contracts, commitments or proposals of Target which will result in any loss exceeding $100,000.00 upon completion or performance thereof after allowance for direct distribution expenses, except sales or purchase contracts, commitments or proposals which, in the aggregate, call for fixed and/or contingent payments thereunder & less than $200,000.00 per year:

                  (xi) Target is not a party to any purchase or sale contract or agreement which continues for a period of more than twelve months (including periods covered by any option to renew by either party);

                  (xii) Target is not under any liability or obligation with respect to the return of inventory or merchandise in the possession & wholesalers, distributors, retailers or other customers;

                  (xiii) Target has not given any irrevocable power of attorney to any person, firm, corporation or other entity for any purpose whatsoever, except the appointment of agents to accept service of process; and

                  (xiv) Except for agreements, contracts, commitments or restrictions referred to in Subsections 2.18(a)(i)-(xiii) or elsewhere specifically disclosed pursuant to this Agreement, Target has no agreements, contracts, commitments or restrictions which are material to its business, operations or prospects (for the purpose of this subsection, any agreement, contract, commitment or restriction may be deemed "immaterial" if it may be canceled on 30 days' notice without premium, penalty or forfeiture and it calls for fixed and/or contingent payments thereunder of less than $100,000.00 per year).

         (b) True and complete copies of all documents (including all amendments thereto) referred to in Section 2.18(a) have either been delivered to Public Corporation or shall be delivered upon written request. All contracts, agreements, commitments or restrictions referred to in
         Section 2.18(a) are valid and enforceable in accordance with their respective terms; Target is not in default in the performance of any of its obligations thereunder; no event of default has occurred which (whether with or without notice, lapse of time, or both, or the happening or the occurrence of any other event) would constitute a default thereunder and, to the best knowledge of Target, all other parties thereto are not in default thereunder.

2.19. INVENTORY. Except as set forth in Paragraph 2.19 of the Target Disclosure Schedule, all inventory of Target, whether reflected in the Target Balance Sheet or otherwise, consists of a quality and quantity usable and salable in the ordinary course of business, except for items of obsolete materials and materials below standard quality, all of which have been provided herein, and the present quantities of all inventory of Target are reasonable in the present circumstances of its business.

2.20. ACCOUNTS AND NOTES RECEIVABLE. All accounts receivable of Target, whether reflected in the Target Balance Sheet or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown on the Target Balance Sheet (which reserves are adequate and were established in accordance with past practice).

2.21. ORDERS, COMMITMENTS AND RETURNS. As of the date of this Agreement, the aggregate of all accepted and unfulfilled orders for the sale of products entered into by Target does not exceed $800,000.00 and is not less than $100.00 and the aggregate of all contracts or commitments for the purchase of supplies by them does not exceed $500,000.00. all of which orders, contracts and commitments were made in the ordinary course of business.

As of the date of this Agreement, there are no claims against Target to return in excess of an aggregate of $500,000.00 of products by reason of alleged overshipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

2.22. LABOR DIFFICULTIES.

         (a) Target has been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and are not engaged in any unfair labor practice;

         (b) there are no unfair labor practice complaints against Target pending or threatened before the National Labor Relations Board;

         (c) there are no labor strikes, disputes, slowdowns or stoppages actually pending or threatened against or directly affecting Target;

         (d) no union representation question exists respecting the employees of Target;

         (e) no grievance nor any arbitration proceeding arising out of or under a collective bargaining agreement is pending and no claims exist thereunder;

         (f) no collective bargaining agreement is binding upon Target; and

         (g) Target has not experienced any work stoppage or other material labor difficulty.

2.23. CUSTOMERS AND SUPPLIERS. Not applicable.

2.24. PERMITS AND LICENSES. Target has obtained all necessary permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights required in the operation and conduct of the business of Target, all of which are now valid and in good standing; further, none of such unduly burdens or restricts Target in the ordinary course of its business; Further, Target has complied with all commitments and obligations under all such items.

2.25. COMPLIANCE WITH LAW. Target is in compliance with all laws, regulations and orders applicable to its business. Target has not received any notification that it is in violation of any law, regulation or order and no such violation exists. Neither the Target nor any of its employees or agents, to the best of their knowledge, has made any payments to any persons which violate any statute or law.

2.26. DISCLOSURE. No representations or warranties by Target in this Agreement and no statement contained in any document (including, without limitation, financial statements and the Target Disclosure Schedule attached hereto), certificate, or other writing furnished by Target to Public Corporation pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; further, there are no facts known to Target which (either individually or in the aggregate) could or would materially and adversely affect or involve any substantial possibility of having a material, adverse effect upon the condition (financial or otherwise), results of operations, assets, liabilities or businesses of Target which have not been disclosed in this Agreement.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                        PUBLIC AND ACQUIRING CORPORATIONS

         For purposes of the Article III, only, unless otherwise provided, the term Public Corporation shall also include Acquiring Corporation, unless the context clearly indicates otherwise. Public and Acquiring Corporations each represent and warrant to Target, without reservation and jointly and severally, as follows as of the date hereof and Closing:

3.01. CORPORATE ORGANIZATION. Public Corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to carry on its business as now being conducted and to own, lease or operate its properties and assets; is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing A schedule to be initialed and delivered by Public Corporation to Target at Closing (the "PUBLIC CORPORATION DISCLOSURE SCHEDULE") lists in Paragraph 3.01 thereof all jurisdictions in which Public Corporation is qualified or licensed to do business, and has true, correct and complete copies of the articles and bylaws of Public Corporation as presently in effect attached, as well as a Certificate of Good Standing from its jurisdiction of incorporation.

3.02. CAPITALIZATION. The authorized capital stock of Public Corporation consists of 100,000,000 shares of common stock, $.001 par value per share, and no shares of preferred stock. There are 1,000,000 shares of such common stock issued and outstanding. (Acquiring Corporation had one share of stock authorized, which was owned by Public Corporation.) All of the issued and outstanding shares of Public Corporation have been duly authorized, validly issued and fully paid for and are nonassessable. There were no shares of capital stock or other securities of Public Corporation outstanding, except as set forth above in this paragraph; there are no outstanding options, warrants, conversion privileges or other rights to purchase or acquire any capital stock of Public Corporation and there are no contracts, commitments, understandings, arrangements or restrictions by which Public Corporation was bound to issue any additional shares of its capital stock.

3.03. AUTHORIZATION. Public Corporation has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The board of Public Corporation has taken all action required by law, its articles, bylaws and otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered and no other corporate action is necessary. This Agreement is a valid and binding obligation of Public Corporation, enforceable in accordance with its terms, except to the extent that: (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of the parties, and
(ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies (such as specific performance, injunctive relief, waiver or other equitable remedies) is subject to the discretion of court.

3.04. NO VIOLATIONS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provision of the articles or bylaws of Public Corporation, (b)violate, or be in conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, or cause or permit the acceleration of the maturity of any debt, obligation, contract, commitment or other agreement to which Public Corporation is a party, (c) result in the creation or imposition of any mortgage, pledge, lien, security interest, encumbrance or charge of any kind upon any property or assets of Public Corporation under any debt, obligation, contract, agreement or commitment to which Public Corporation is a party or by which Public Corporation is bound, or
(d) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

3.05. CONSENTS AND APPROVALS OF GOVERNMENT AUTHORIZATIONS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by Public Corporation and the consummation of the transactions contemplated hereby.

3.06. LITIGATION. There is no legal, administrative, arbitration or other proceeding claim or action of any nature or investigation pending or threatened against or involving Public Corporation, or which questions or challenges the validity of this Agreement, or any action to be taken by Public Corporation pursuant to this Agreement or in connection with the transactions contemplated hereby, and Public Corporation does not know or have any reason to know of any valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation. Public Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

3.07. FINANCIAL STATEMENTS. Public Corporation has delivered to Target under Paragraph 3.07 of the Public Corporation Disclosure Schedule its audited balance sheets dated as of December 31st, 1999 (the "Public Corporation balance Sheet"), and income statement and cashflows for the year then ended, as well as its unaudited balance sheet dated as of June 30, 2000. All of such financial statements have been prepared in accordance with the books and records of Public Corporation and in accordance with Generally Accepted Accounting Principles consistently followed. The Public Corporation Balance Sheet completely and fairly presents the assets, liabilities and financial condition of Public Corporation as of the date thereof, and such, as well as all other financial statements, are complete and fairly present the results of the operations for the yearly period then ended.

3.08. NO UNDISCLOSED LIABILITIES OR OBLIGATIONS. Public Corporation has no obligations or liabilities of any nature (absolute, accrued, contingent or otherwise, and whether due or to become due, herein "liabilities") except (i) liabilities which are fully reflected or reserved against the Public Corporation Balance Sheet, which reserves are appropriate and reasonable, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Public Corporation Balance Sheet; and (iii) as otherwise set forth in paragraph 3.08 of the Public Corporation Disclosure Schedule.

3.09. TAX RETURNS. Public Corporation has duly filed all federal, state, local and foreign tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state, local and foreign taxing authorities; further, the reserves for taxes reflected in the Public Corporation Balance Sheet, if any, are adequate, and there are no tax liens upon any property or assets of Public Corporation. No state of facts exists which would constitute grounds for the assessment of any tax liability by the state, local, or foreign tax authorities. All deficiencies and assessments, if any, resulting from any examination of state, local and foreign tax returns and reports of Public Corporation, if any, have been paid. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local, or foreign tax return or report for any period. Any taxes or tax leins unknown to the Company, should any existence or knowledge of such be discovered after the date of this Agreement, may be submitted to the former sole director and officer for immediate payment.

3.10. COMPLIANCE WITH LAW. Public Corporation is in compliance with all laws, regulations and orders applicable to its business. Public Corporation has not received any notification that it is in violation of any law, regulation or order and no such violation exists. Neither the Public Corporation nor any of its employees or agents, to the best of their knowledge, have made any payments to any persons which violate any statute or law.

3.11. DISCLOSURE. No representations or warranties by Public Corporation in this Agreement and no statement contained in any document (including, without limitation, financial statements and the Public Corporation Disclosure Schedule attached hereto), certificate, or other writing furnished by Public Corporation to Target pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; further, there are, no facts known to Public Corporation which (either individually or in the aggregate) could or would materially and adversely affect or involve any substantial possibility of having a material, adverse effect upon the condition (financial or otherwise), results of operations, assets, liabilities or businesses of Public Corporation which have not been disclosed in this Agreement.


                                   ARTICLE IV

                   CONDUCT OF TARGET BUSINESS PENDING CLOSING

       Pending Closing, and except as otherwise consented to or approved by Public Corporation in writing:

4.01. REGULAR COURSE OF BUSINESS. Target shall carry on its business diligently and substantially in the same manner as heretofore conducted, and Target shall not institute any new methods of manufacture, purchase, sale, lease, management, distribution, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment except in the ordinary course of business and consistent with past practice.

4.02. AMENDMENTS. No change or amendment shall be made in the articles or bylaws of Target or in the articles or bylaws of any Subsidiary.

4.03. CAPITAL CHANGES. Neither Target nor any Subsidiary shall issue or sell, or issue options, warrants to purchase, conversion privileges or other rights to subscribe to (except for the issuance of stock upon exercise of outstanding options, warrants, conversion privileges or other rights Target has heretofore disclosed to in accordance with the terms as in effect on the date hereof), or enter into any arrangement or contract with respect to, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure.

4.04. DIVIDENDS. Neither Target nor any Subsidiary shall declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock other than dividends by a Subsidiary to Target, nor shall Target or any Subsidiary, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock.

4.05. SUBSIDIARIES. Not applicable.

4.06. ORGANIZATION. Target shall use its best efforts to preserve its corporate existence and business organization intact, to keep available to Target its officers and key employees, and to preserve for Target its relationships with suppliers, dealers, licensor, licensees, franchisees, distributors, customers and others having business relations with it.

4.07. CERTAIN CHANGES. Target will not, except as contemplated in the Target Disclosure Schedule:

         (a) Borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or indirectly or by way of guarantee or otherwise, any obligation or liability;

         (b) Pay, discharge or satisfy any claim, liability or obligation other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Target Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Target Balance Sheet;

         (c) Permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for those of a kind permitted under Section 2.09 hereof;

         (d) Write down the value of any inventory or write off as uncollectible any notes or accounts receivable;

         (e) Cancel any debts or waive any claims or rights of substantial value or sell, transfer, or otherwise dispose of any of its properties or assets (real, personal or mixed, tangible or intangible);

         (f) License or dispose of, or permit to lapse any rights to the use of any patent, trademark, trade name, technology, process, copyright or other intangible asset of material value, or dispose of or disclose to any person any trade secret, formula, process or know-how of material value not theretofore a matter of public knowledge;

         (g) Grant any general increase in the compensation of its officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee;

         (h) Make any capital expenditure or commitment therefor in excess of $300,000.00 individually or in excess of $500,000.00 in the aggregate for additions to property, plant or equipment;

         (i) Pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors except for directors' fees and compensation to officers at rates not exceeding the rates of compensation set forth in the Target Disclosure Schedule;

         (j) Enter into any other merger transaction; or

         (k) Agree, whether in writing or otherwise, to do any of the foregoing.

4.08. INSURANCE; PROPERTY. All property (real, personal and mixed) whether owned or leased by Target, shall be insured in the manner contemplated by Section 2.16 hereof, and all such property shall be used, operated, maintained and repaired in a careful and reasonably efficient manner.

4.09. NO DEFAULT; AMENDMENT. Target shall not do any act or omit to do any act, or permit any act or omission to act which shall cause a material breach of any material contract or commitment of Target. Target shall not materially amend any material contract.

4.10. COMPLIANCE WITH LAWS. Target shall duly comply with all laws applicable to it and its properties, operations, businesses and employees.

4.11. TAX RETURNS; CONSENT. Target shall, and shall cause each of its Subsidiaries to, promptly prepare and file all federal, state, local and foreign tax returns and amendments thereto required to be filed by it.

4.12. NO ACQUISITIONS. Neither Target nor any Subsidiary will approve or undertake, either as the surviving, disappearing, acquiring or selling corporation, any other merger, consolidation, assets acquisition or disposition or tender offer or other takeover transaction or furnish or cause to be furnished any information concerning its business, properties or assets to any person (other than Acquiring Corporation) which is interested in any such transaction, or solicit or encourage any inquiries or proposals for the acquisition of all or any part of the capital stock, assets or business of Target or any Subsidiary thereof


                                    ARTICLE V

                     OBLIGATIONS PENDlNG THE EFFECTIVE DATE

            Target Corporation hereby covenants and agrees with Public Corporation, and Public Corporation hereby covenants and agrees with Target Corporation, that:

5.01. FULL ACCESS. Target shall afford to Public Corporation, its counsel, accountants and other authorized representatives full access to Target's plants, properties, books and records in order that Public Corporation may have an opportunity to make such investigations as it shall desire to make of the affairs of Target Corporation; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Target; and Target will cause its officers and accountants to furnish such additional financial and operating data and other information as Public Corporation shall from time to time reasonably request including access to the working papers of Target's independent certified public accountants. Public Corporation shall afford Target the same opportunity.

5.02. CONFIDENTIALITY. Public Corporation shall, and shall cause its officers and authorized representatives to, hold in confidence, and not disclose to others for any reason whatsoever, all information received by it from Target in connection with the transactions contemplated hereby that Target identifies with reasonable specificity in writing as proprietary ("PROPRIETARY INFORMATION"), except to the extent that such Proprietary Information was previously known to Public Corporation or otherwise available from third persons without restriction on its further use or disclosure or otherwise not legally protectible as proprietary information; provided that nothing herein contained shall be deemed to preclude Public Corporation from (a) asserting that any document or information (whether or not embodied in a document) asserted by Target to be proprietary are not entitled to protection as such on the ground that such Proprietary Information was previously known to Public Corporation or otherwise available from third persons without restriction on its further use or disclosure or otherwise not legally protectible as proprietary information, and
(b) thereafter freely using or disclosing such Proprietary Information unless a court of competent jurisdiction finally determines that this provision does not apply to such Proprietary Information. Target shall afford Public Corporation the same.

5.03. APPROVAL OF STOCKHOLDERS; PROXY STATEMENT. Target shall: (a) cause a meeting of its stockholders to be duly called and held as soon as practicable for the purpose of voting on the Merger; (b) actively recommend approval of the Merger to its stockholders;

(c) use its reasonable efforts to obtain the necessary approval of its stockholders; and (d) mail notice of stockholders' approval of the Merger, if it be approved, to all stockholders immediately following such stockholders' meeting.

5.04. FURTHER ASSURANCES. Each party hereto shall execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement.

5.05. SUPPLEMENTS TO DISCLOSURE SCHEDULES. From time to time prior to Closing, Target shall promptly supplement or amend the Target Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Target Disclosure Schedule or in any representation and warranty of Target which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of Target contained in Article II in order to determine the fulfillment of the condition set forth in Section 6.01, the Target Disclosure Schedule delivered by Target shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. Public Corporation shall have similar obligations.

5.06. PUBLIC ANNOUNCEMENTS. Target and Public Corporation shall consult with each other before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation. Approval by Target or Public Corporation of such press releases and public statements shall not be unreasonably withheld.

                                   ARTICLE VI

                 CONDITIONS TO PUBLIC CORPORATION'S OBLIGATIONS

         The obligation of Public Corporation to effect the transactions contemplated herein shall be subject to the satisfaction, on or before Closing, of each of the following conditions:

6.01. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Target contained herein, in the Target Disclosure Schedule, and in all certificates and other documents delivered by Target to Public Corporation pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true and accurate as of the date when made and at and as of Closing as though such representations and warranties were made at and as of such dates, except for changes permitted or contemplated by the terms of this Agreement.

6.02. PERFORMANCE. Target shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to Closing.

6.03. APPROVAL OF TARGET CORPORATION SHAREHOLDERS. The approval of the stockholders of Target referred to in Section 5.03 hereof and all consents from third parties and government agencies required to consummate this Agreement shall have been obtained.

6.04. ADVERSE CHANGES. No material adverse change shall have occurred in the financial condition, working capital, assets, liabilities, reserves, business, operations or prospects of Target and its Subsidiaries taken as a whole, since the date of the Target Balance Sheet.

6.05. NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or entity or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted would otherwise have a material adverse effect on the conduct of Target's business or on its properties..

6.06. OPINION OF TARGET CORPORATION COUNSEL. Not applicable.

6.07. CERTIFICATES. Target shall furnish Public Corporation with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by Public Corporation.

6.08. BOARD OF DIRECTORS AUTHORIZATION. All action required to be taken by the Board of Directors of Target to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Target.


                                   ARTICLE VII

                  CONDITIONS TO TARGET CORPORATIONS OBLIGATIONS

         The obligation of Target to effect the transactions contemplated herein shall be subject to the satisfaction, on or before the Effective Date, of each of the following conditions:

7.01. REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Public Corporation contained herein, in the Public Corporation Disclosure Schedule, and in all certificates and other documents delivered by Public Corporation to Target pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true and accurate as of the date when made and at and as of Closing as though such representations and warranties were made at and as of such dates, except for changes permitted or contemplated by the terms of this Agreement.

7.02. PERFORMANCE. Public Corporation shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to Closing.

7.03. APPROVAL OF TARGET CORPORATION STOCKHOLDERS. The approval of the stockholders of Target referred to in Section 5.03 hereof and the other consents from third parties or government agencies required to consummate this Agreement shall have been obtained.

7.04. ADVERSE CHANGES. No material adverse change shall have occurred in the financial condition, working capital, assets, liabilities, reserves, business, operations or prospects of Public Corporation since the date of the Public Corporation Balance Sheet.

7.05. NO GOVERNMENTAL PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted would otherwise have a material and adverse effect on the conduct of Public Corporation's business or on its properties.

7.06. CERTIFICATES. Public Corporation shall furnish Target with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Target.

7.07. BOARD OF DIRECTORS' AUTHORIZATION. All action required to be taken by the Board of Directors of Public Corporation and Acquiring Corporation to authorize the execution, delivery and performance of this Agreement by Public Corporation and Acquiring Corporation and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Public Corporation and Acquiring Corporation.





                                  ARTICLE VIII

                             CLOSING; EFFECTIVE DATE

8.01. CLOSING. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to a provision of Article IX hereof; a closing (the "CLOSING") will be held, as soon as practicable after the approval of Target stockholders is obtained, at the law firm of Mays & Valentine, LLP located in McLean, Virginia, (unless the parties hereto otherwise agree), at which time and place the documents referred to in Articles VI and VII hereof shall be exchanged by the parties and, immediately thereafter, the Articles of Merger will be filed by Public Corporation with the Secretary of State; provided, however, that if any of the conditions provided for in Article VI or VII shall not have been met or waived by such date, then the party to this Agreement which is unable to meet such condition or conditions, despite the reasonable efforts of such party, shall be entitled to postpone the Closing by notice to the other parties until such condition or conditions shall have been met (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but in no event shall the Closing occur later than September 12, 2000, unless further extended by mutual consent of all parties to this Agreement.

8.02. EFFECTIVE DATE. The effective date of the Merger (the "EFFECTIVE DATE") shall be the time at which the filing of the Articles of Merger with the Secretary of State shall have occurred.

                                   ARTICLE IX

                           TERMINATION AND ABANDONMENT

9.01. METHODS OF TERMINATION. This Agreement may be terminated and the Merger abandoned at any time notwithstanding approval thereof by the stockholders of Target, but not later than the Effective Date:

         (a) By mutual written consent of the respective boards of Public and Acquiring Corporations and Target;

         (b) By the board of Target on or after sixty (60) days after approval of the Target stockholders is obtained or such later date as may be established pursuant to Section 8.01 hereof; if any of the conditions provided for in Article VII of this Agreement shall not have been met or waived in writing by Target prior to such date;

         (c) By the board of Public Corporation on or after sixty (60) days after approval of the Target stockholders is obtained or such later date as may be established pursuant to Section 8.01 hereof; if any of the conditions provided for in Article VII of this Agreement shall not have been met or waived in writing by Public Corporation prior to such date; or

         (d) Target's shareholder's failure to approve the Merger.

9.02. PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to Section 9.01 hereof; written notice thereof shall forthwith be given by the terminating party to the other party, and this Agreement shall terminate, and the Merger shall be abandoned, without further action. If this Agreement is terminated as provided herein:

         (a) Each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; to the party furnishing the same; and

         (b) All Proprietary Information received by any party hereto with respect to the business of any other party or its subsidiaries shall not at any time be used for the advantage of; or disclosed to third Persons by, such party for any reason whatsoever except as contemplated in Section 5.02 hereof


                                    ARTICLE X

                               GENERAL PROVISIONS

10.01. WAIVER. Any failure on the part of any party to comply with any of their respective obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed; however, waiver on one occasion does not operate to effectuate a waiver on any other occasion.

10.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid, first class, registered or certified mail, return receipt requested, or by facsimile as follows: Public and Acquiring Corporations at (520) 577-7197 and to Target at (520) 407-1060.

10.03. ENTIRE AGREEMENT. This Agreement (and the documents, notes and other agreements executed in connection and on even date herewith) constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to this Merger.

10.04. HEADINGS. The article and paragraph headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.05. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona.

10.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall but constitute one and the same instrument.

10.07. NO ORAL MODIFICATION. This Agreement may be amended solely in writing, and only after the mutual agreement of the parties affected thereby.

10.08. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement and the effectiveness of the Merger.

10.09. SEVERABILITY. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

10.10. SUCCESSOR AND ASSIGNS. Subject to the restrictions set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and inure to the benefit of the parties, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any party, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, who shall hold such interest subject to all the terms and conditions of this Agreement.

10.11. BROKERS. Neither Public or Acquiring Corporations nor Target have engaged or are otherwise liable for any amount due or to become due to any broker or sales agent in regards of the transactions giving rise to and evidenced hereby. In the event that any claim (other than those described in the preceding sentence) is asserted by any person claiming a commission or finders fee with respect to this Agreement or the transactions contemplated hereby arising from any act, representation or promise of a party or its representatives, such party shall indemnify, save, defend and hold every other party harmless from and against any and all such claims, as well as against all costs and expenses related thereto, including attorneys' fees and costs.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

PUBLIC CORPORATION


By:
   --------------------------------------
                     President

Attest:
       ----------------------------------
                     Secretary


ACQUIRING CORPORATION


By:
   --------------------------------------
                     President

Attest:
       ----------------------------------
                     Secretary



TARGET CORPORATION


By:
   --------------------------------------
                     President

Attest:
       ----------------------------------
                     Secretary